CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated December 20, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ciena Corporation’s Annual Report on Form 10‑K for the year ended November 2, 2019.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
April 14, 2020